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Exhibit 99
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Artificial Life Announces Securities Traded on OTC BB

NEW YORK, Aug. 20 /PRNewswire/ -- New York based Artificial Life Inc. (OTC Bulletin Board: ALIF - news), a leading provider of award winning intelligent
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software robot (bot) technology, announced today that its common stock will be traded on NASDAQ's Over The Counter bulletin board. Following this announcement, the Company's ticker symbol will stay the same 'ALIF'.

The announcement follows a notification from NASDAQ of Friday, August 17, 2001, 4:15 p.m. that the Company's common stock would be de-listed from the NASDAQ stock exchange effective as of the open of business Monday, August 20, 2001.

"We disagree with this decision as we had presented a concise and effective plan but were not granted the requested 90 day grace period after the hearing to comply with the listing requirements. NASDAQ is using its discretion to de-list the Company at a time when we just turned the Company around and made it profitable. That's hard to understand," said Eberhard Schoeneburg, CEO Artificial Life, Inc.

The Company noted that it plans to appeal the decision.
The Company further announced that it will continue to evaluate its options with respect to listing its securities with other stock exchanges.
About Artificial Life

Founded in 1994, Artificial Life, Inc. (OTC Bulletin Board: ALIF - news)
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develops, markets, and supports intelligent software robots for the Internet.
The company offers a variety of unique and award winning bot-based product suites for web navigation and consultative selling, natural language processing, e-CRM, e-Finance and Mobile Computing applications. Major customers of Artificial Life include, among others, Advance Bank, Credit Suisse First Boston, Eagle Star, Liechtenstein Global Trust, MobilCom, Pioneer Investments, PricewaterhouseCoopers, UBS and ZDF.

Artificial Life, Inc. is headquartered in New York City, NY, U.S.A, and maintains subsidiaries in Hong Kong. Detailed information about Artificial Life, Inc. and its products is available at www.artificial-life.com
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Contact: P. Chin Lim, CFO, Artificial Life, Inc. E-mail: chin.lim@artificial-
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life.com
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such forward looking statements include, for example, the Company's plan to appeal the NASDAQ decision and to list its common stock on other exchanges. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" described in the Company's Annual Report or Form 10-K for the most recently ended fiscal year. All information set forth in this press release is as of August 20, 2001, and Artificial Life, Inc. undertakes no duty to update this information unless required by law.

SOURCE: Artificial Life, Inc.